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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE
                                  -------------

                  MARCUM NATURAL GAS SERVICES ANNOUNCES CLOSING
              OF ACQUISITION AND NEW $5 MILLION BANK DEBT FACILITY

         DENVER, May 4 / PRNewswire/ -- Marcum Natural Gas Services, Inc. (Nasdaq: MGAS), a diversified provider of energy measurement products, services and data management to the energy industry, today announced that its wholly-owned subsidiary, Metretek, Incorporated, completed the acquisition of certain assets and product lines of American Meter Company.
         Metretek, located in Melbourne, Florida, designs, manufactures and sells automated systems to monitor and record the natural gas consumption of industrial and commercial consumers. The product lines acquired by Metretek include electronic gas volume correctors, electronic gas flow computers, electronic pressure recorders and pulse accumulator transmitters. Metretek will relocate manufacturing, engineering, sales and marketing for the acquired product lines to its headquarters in Melbourne.
         Total consideration paid for the assets and product lines was approximately $4.5 million, consisting of $1.3 million in cash, 1,758,242 shares of Marcum common stock, and a $1.2 million subordinated convertible note payable. The note bears interest at the annual rate of 7.5% and is due and payable in full on the fourth anniversary date of closing. Approximately 86% of the face amount of the note may be converted, at the option of American Meter, into 723,064 shares of Marcum common stock at the rate of $1.42 per common share at any time prior to the due date of the note. The note is further subject to reduction in the event that certain sales performance criteria related to the acquired products are not met.
         As a result of the closing, American Meter will become the largest shareholder in Marcum, with an initial common stock position of approximately 12.4%. Harry I. Skilton, President and CEO of American Meter, will join the board of directors of Marcum, effective immediately.
         According to W. Phillip Marcum, President and Chairman of Marcum Natural Gas Services, "The Company is very excited about this transaction, and the opportunity to have Mr. Skilton join our board. Mr. Skilton brings a breadth of industry knowledge and insight which should enhance our efforts in the continued development of Metretek's business." Mr. Marcum added that "the acquisition of American Meter product lines is an extremely opportunistic event for Metretek. This transaction achieves a major broadening of Metretek's product lines and should allow Metretek to further penetrate its traditional markets. Also, the acquisition is expected to be accretive to revenues, earnings, earnings per share and cash flow."
         In conjunction with the transaction, Marcum also closed on a $5 million bank debt facility with the National Bank of Canada. Marcum expects that approximately $500,000 of the borrowing base under the new facility may be used to fund the acquisition, with the remainder of the facility available for future purposes.
         In addition to Metretek, Marcum's operations include two wholly-owned subsidiaries: Southern Flow Companies, Inc., a large independent natural gas measurement services company; and Marcum Gas Transmission, Inc., which manages energy-related midstream and other service facilities.
         Statements in this press release that look forward in time, which include everything other than historical information, are forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those projected or implied. These risks and uncertainties include, but are not limited to, the ability of Marcum to integrate the acquired American Meter product lines into its business, and the time, amount and value of future


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sales of such product lines, the impact and timing of the deregulation of the various energy segments, changes in the natural gas utilities industry, the energy industry in general and the natural gas industry in particular, the impact of competition, product development and product acceptance risks, and the risks and uncertainties described from time to time in the Company's filings with the Securities and Exchange Commission, including the most recent report on Form 10-KSB. The Company assumes no responsibility to update the information included in this press release.

SOURCE   Marcum Natural Gas Services, Inc.
          -0-                                        05/04/98

/CONTACT: W. Phillip Marcum of Marcum Natural Gas Services, Inc., 303-592-5555; Ronald W. McKee of Metretek, Incorporated, 407-259-9700; or Harry I. Skilton of American Meter Company, 215-830-1801/

         /Web site:        http://www.americanmeter.com/
         /Web site:        http://www.metretek.com/
         /Web site:        http://www.mgas.com/
         (MGAS)

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